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EXHIBIT 11 - S-K Item 601 (b) (11)
KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                      Nine Months
                                                                         Ended
                                                                      September 30,
                                                                     1996        1995
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                    $14,924,538 $12,575,876
Less dividends on preferred stock                               1,168,591   1,175,471
Plus tax benefit from preferred dividends                         443,000     446,000
                                                               ----------  ----------
Earnings applicable to common stock                            14,198,947  11,846,405
                                                               ==========  ==========

Weighted average common shares outstanding                      5,679,405   5,521,999
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    377,283     377,597
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  6,056,688   5,899,596
                                                                =========   =========

Primary earnings per share                                          $2.34       $2.01
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,679,405   5,521,999
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       421,277     383,199
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  6,100,682   5,905,198
                                                                 ========    ========

Fully diluted earnings per share (A)                                $2.33       $2.01
                                                                 ========    ========

B.
Assuming preferred stock converted to common
Vested Preferred shares issued                                    245,906     199,344
Non-vested Preferred shares issued                                544,086     599,434
                                                               ----------  ----------
Total Preferred shares issued                                     789,992     798,778

Vested Preferred shares issued                                    245,906     199,344
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $5,993,948  $4,859,003
The lower of year to date average or end of period common
 stock price (floor of $24.375)                                  $24.3750    $21.5645
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            245,906     225,324
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             544,086     599,434
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        6,100,682   5,905,198
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,890,674   6,729,956
                                                               ==========  ==========

Net Income                                                    $14,924,538 $12,575,876
Additional ESOP expense presently funded by preferred dividend (1,168,591) (1,175,471)
Plus tax benefit on additional ESOP expense                        85,912      70,376
Common stock dividends to reduce ESOP expense                     379,000     371,000
                                                                 --------    --------
Adjusted Net Income                                           $14,220,859 $11,841,781
                                                                =========   =========

Fully diluted earnings per share (B)                                $2.06       $1.76
                                                                 ========    ========

Fully diluted earnings per share (Lower of (A) or (B))              $2.06       $1.76
                                                                 ========    ========


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